Exhibit 23
Consent of Independent Registered Public Accounting Firm
The board of directors
Unisys Corporation:
We consent to the incorporation by reference in the registration statements (Nos. 333-40012, 333-114718, 333-145429, 333-156569, 333-171004, 333-171005, 333-192040 and 333-211020) on Form S-8 and in the Registration Statement (No. 333-202243) on Form S-3 and in the Registration Statement (No. 333-74745) on Form S-4 of Unisys Corporation of our reports dated March 12, 2018, with respect to the consolidated balance sheets of Unisys Corporation as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, deficit and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes and financial statement schedule (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10-K of Unisys Corporation.
Our report dated March 12, 2018, on the effectiveness of internal control over financial reporting as of December 31, 2017, expresses our opinion that Unisys Corporation did not maintain effective internal control over financial reporting as of December 31, 2017 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to ineffective risk assessment procedures, insufficient trained personnel, and ineffective process level control activities over Technology revenue have been identified and included in management’s assessment.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 12, 2018